Exhibit 99.1

The transactions pursuant to the share exchange described in this document involve securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Stock code: 9275

August 13, 2025

To our shareholders:

2-4-1 Shibakoen, Minato-ku, Tokyo

NARUMIYA INTERNATIONAL Co., Ltd.

President, Representative Director and Chief Executive Officer Hirotaka Kunikyo

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

This is to notify you of the upcoming Extraordinary General Meeting of Shareholders of NARUMIYA INTERNATIONAL Co., Ltd. (the “Company”).

If you are unable to attend the meeting in person, you can exercise your voting rights in writing (by postal mail), via the internet, or other means in lieu of attending the meeting on that day. We would like you to first review the Reference Documents for the General Meeting of Shareholders and exercise your voting rights.

[Exercise of voting rights through use of electromagnetic means (e.g., the internet)]

Enter your approval or disapproval for the proposal by 6:00 p.m. on Wednesday, August 27, 2025.

[Exercise of voting rights through paper ballot]

Please indicate your approval or disapproval of the proposal on the voting form to be delivered with this notice and send it back. Please ensure that it arrives no later than 6:00 p.m. on Wednesday, August 27, 2025.

When convening this General Meeting of Shareholders, the Company takes measures for providing information that constitutes the content of the Reference Documents for the General Meeting of Shareholders, etc. (matters for which measures for providing information in electronic format are to be taken) in electronic format, and posts this information on each of the following websites. Please access either of those websites using the internet addresses shown below to review the information.

The Company’s website: https://www.narumiya-net.co.jp/ (in Japanese)

(Please access the above website, and select “IR” and then “General Shareholders’ Meeting” from the menu to review the information.)

Website for informational materials for a general shareholders meeting URL: https://d.sokai.jp/9275/25278761/ (in Japanese)

Tokyo Stock Exchange’s website (Listed Company Search):

https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show (in Japanese)

(Access the TSE website by using the internet address shown above, enter “NARUMIYA” in “Issue name (company name)” or the Company’s securities code “9275” in “Code,” and click “Search.” Then, click “Basic information” and select “Documents for public inspection/PR information.” Under “Filed information available for public inspection,” click “Click here for access” under “[Notice of General Shareholders Meeting /Informational Materials for a General Shareholders Meeting].”)

1.	Date and time 10:00 a.m., Thursday, August 28, 2025 (Doors are to open at 9:30 a.m.)

2.	Location Rose Room, Shiba Park Hotel

  1-5-10 Shibakoen, Minato-ku, Tokyo

  (Please be sure to refer to the “General Meeting of Shareholders Venue Map” at the end of this notice and be careful not to go to the wrong venue.)

3.	Purposes

Agenda

 Proposal:   Approval of share exchange agreement

4.	Matters determined concerning the convocation

(1)

When there is no indication of approval or disapproval for a proposal on the voting form if you exercise your voting rights through paper ballot (mail), it shall be treated as an indication of approval.

(2)	If you exercise your voting right multiple times via the internet, the Company will only deem the substance of your final exercise to be valid.

(3)

If you exercised your voting rights both through online voting and paper ballot (mail), your vote through online voting will be regarded as a valid exercise of voting rights regardless of the date of arrival.

•	If you attend the meeting, please submit the voting form to the receptionist at the venue.

•

If revisions to the matters subject to measures for electronic provision arise, a notice of the revisions and the details of the matters before and after the revisions will be posted on each of the aforementioned websites.

•

For shareholders that have requested paper-based documents, they will be sent together with the paper-based documents stating matters for which measures for providing information in electronic format are to be taken, but in accordance with the provisions of laws and regulations and Article 18, paragraph 2 of the Company’s Articles of Incorporation, the following matters are excluded from the paper-based documents delivered to shareholders.

(i)	Articles of Incorporation

(ii)	Non-Consolidated Financial statements, etc. related to the most recent fiscal year (from March 1, 2024 to February 28, 2025)

Reference Documents for the General Meeting of Shareholders

Proposal:   Approval of share exchange agreement

At the respective Board of Directors meetings held on July 3, 2025, the Company and World Co., Ltd. (hereinafter, “World”; when referred to collectively with the Company, “the Two Companies”) resolved to execute a share exchange (hereinafter, “the Share Exchange”) in which World will become the wholly owning parent company in the Share Exchange and the Company will become the wholly owned subsidiary. On the same day, the Two Companies entered into a contract for the share exchange agreement as described below in 2. “Summary of the Contents of the Share Exchange Agreement” (hereinafter, “the Share Exchange Agreement”). Accordingly, we respectfully request your approval of the Share Exchange Agreement under this proposal.

In the case of World, the Share Exchange is scheduled to be executed without obtaining the approval of the Share Exchange Agreement by a resolution of the General Meeting of Shareholders in accordance with the procedure for a simplified share exchange pursuant to the main clause of Article 796, paragraph 2 of the Companies Act (Act No. 86 of 2005, including subsequent amendments; hereinafter the same). In the case of the Company, it will be carried out upon obtaining approval for the Share Exchange Agreement at this General Meeting of Shareholders. Furthermore, the Share Exchange will be carried out with an effective date of October 1, 2025.

If this proposal is approved, the Company’s common shares (hereinafter, “the Company’s Shares”) are scheduled to be delisted from the Standard Market of the Tokyo Stock Exchange, Inc. (hereinafter, “TSE”) on September 29, 2025, prior to the effective date of the Share Exchange (scheduled for October 1, 2025). The final trading day is expected to be September 26, 2025.

The reason to proceed with the Share Exchange, a summary of the contents of the Share Exchange Agreement, and other matters related to this proposal are as follows.

1.	Reason to proceed with the Share Exchange

The World Group (referring to World and its subsidiaries and equity-method affiliates; hereinafter the same) positions itself as a value-creating corporate group that continues to generate a wide variety of fashion-related products and services sought by customers. Since announcing the SPARCS Concept in 1992, the World Group has been working toward building a one-of-a-kind fashion ecosystem that is free of waste and inefficiency. Under the medium-term management plan “PLAN-W,” which began in the fiscal year ended February 2024, the World Group aims to realize the World Fashion Ecosystem by creating customer value through a new business portfolio and generating a virtuous cycle of improved corporate value and employee value. In the Brand Business, in pursuit of sustainable growth of the overall portfolio, the World Group is promoting three core strategies: (1) expansion of the business portfolio, (2) opening of multi-channel stores, and (3) sustainable renewal. Pursuing synergies with the Company is also positioned as one of the Group’s highest priorities.

Based on its management philosophy of becoming a company loved across generations, the Company announced a three-year medium-term management plan starting from the fiscal year ended February 2025, aimed at strengthening the promotion of its growth strategy. As competition shifts from the baby and children’s apparel market to a broader area including services, the Company is strengthening its existing businesses by advancing multi-brand strategies, deepening multi-channel approaches, and enhancing customer relationship management (CRM). As part of efforts to cultivate new businesses, the Company is promoting proposals for kids’ lifestyles, new product categories, and revitalization of its owned intellectual property (IP).

World believed that acquiring shares of the Company, which owns children’s clothing brands not held by World, and strengthening the relationship with the Company would contribute to the development of World’s Brand Business. To maintain and expand their business relationship, World began acquiring the Company’s Shares starting with an allocation received at the Company’s listing on the Second Section of the TSE in September 2018. Then, through additional share acquisitions in March 2019, the Company became an equity-method affiliate of World. Subsequently, to strengthen their capital and business ties, the Two Companies entered into a capital and business alliance agreement dated January 13, 2022. In February of the same year, World further acquired the Company’s Shares through a tender offer, thereby making the Company a consolidated subsidiary. Since then, under a cooperative relationship that leverages each company’s strengths, the Two Companies have worked to create multifaceted synergies in operations, personnel, business, etc., through mutual use of management resources. The Company has fully demonstrated its strengths as a category killer in the baby and children’s apparel segment within the World Group’s portfolio. However, the environment surrounding the domestic apparel industry is showing clear rises in costs such as procurement prices, logistics expenses, and labor costs. Going forward, the disappearance of companies and brands unable to maintain competitiveness is expected to accelerate. Also, when looking at the financial market, at the request of the TSE, the number of TOPIX (Tokyo Stock Price Index) constituent stocks has been narrowed down. This has led to a renewed awareness of listing costs. The strengthening of existing and new businesses as pursued by the Company requires greater cost reductions and more new investments than previously. Under the current capital relationship, which must also consider the interests of the Company’s minority shareholders, we believe there are structural limitations to promoting business strategies through flexible and speedy decision-making, executing impactful business development investments, and deploying the World Group’s management resources to the Company.

Amid these circumstances, making a wholly owned subsidiary is expected to eliminate conflicts of interest between World and the Company’s minority shareholders and remove constraints related to ensuring independence. This change will enable investments in businesses that contribute to enhancing corporate value by leveraging the scale of the entire World Group from a longer-term perspective, allow for the comprehensive utilization of assets held by the World Group, and improve management efficiency through cost reductions.

Based on the above, we have determined that making the Company a wholly owned subsidiary is highly beneficial from the perspective of promoting growth initiatives that could not be fully achieved under the current capital relationship, and ultimately for further enhancing the corporate value of the Company and the World Group. Accordingly, the Two Companies have held repeated discussions on potential measures to enhance the Company’s corporate value and on the method for transitioning to a wholly owned subsidiary.

As a result, the Two Companies reached a shared understanding that making the Company a wholly owned subsidiary of World will enable the implementation of the following key measures to enhance corporate value.

(1)

Large-scale growth investments in systems, new businesses, overseas expansion, and M&A at the Company, leveraging the World Group’s substantial and stable cash flow, management resources, and expertise

(2)

In addition to implementing further consolidation and enhancement of businesses and assets—such as the expansion of e-commerce revenues through shared customer bases; realization of business integration beyond the boundaries of the Two Companies; and improvement of profitability at the Company through the utilization of the World Group’s systems and human resources—strengthening the Group’s business foundation through strategic personnel transfers that complement each company’s strengths

(3)

Improvement of Group management efficiency and competitiveness through integration of corporate functions, optimization of personnel allocation, and sharing of resources and know-how across the value chain from procurement to sales

We have decided to choose a share exchange as the method for making the Company a wholly owned subsidiary. As consideration for the Share Exchange, the common shares of World (hereinafter referred to as “World Shares”) will be delivered to the Company’s minority shareholders. This will provide the Company’s minority shareholders with the opportunity to benefit from the anticipated effects of various measures to be implemented after the Share Exchange through their ownership of World Shares. These effects include the business development and profit growth of the World Group and the resulting appreciation in the value of World Shares. Moreover, since World Shares have sufficient liquidity and can be converted into cash through market transactions at any time, this scheme is also considered desirable from the perspective of offering the Company’s minority shareholders the choice to either retain or sell World Shares for cash.

Based on the above, the Company and World have determined that making the Company a wholly owned subsidiary of World will contribute to further enhancing the corporate value of the Company and the World Group, and will be beneficial to the shareholders of both the Company and World. Accordingly, on July 3, 2025, the Boards of Director meetings of the Two Companies resolved to proceed with the Share Exchange and concluded the Share Exchange Agreement.

2.	Summary of the Contents of the Share Exchange Agreement

The contents of the Share Exchange Agreement concluded between the Company and World on July 3, 2025, are as follows.

Share Exchange Agreement Contract (Copy)

World Co., Ltd. (hereinafter, “World”) and NARUMIYA INTERNATIONAL Co., Ltd. (hereinafter, “NARUMIYA”) shall enter into the following share exchange agreement (hereinafter, “the Agreement”) dated July 3, 2025 (hereinafter, “the Agreement Date”).

Article 1   (The Share Exchange)

In accordance with the provisions of the Agreement, World and NARUMIYA shall execute a share exchange (hereinafter, “the Share Exchange”) under which World will become the wholly owning parent company and NARUMIYA will become the wholly owned subsidiary. Through the Share Exchange, World shall acquire all of the issued shares of NARUMIYA (excluding the shares of NARUMIYA already owned by World).

Article 2  (Trade Names and Addresses)

The trade names and addresses of World and NARUMIYA are as follows, respectively.

(1)	World: Wholly owning parent company in the share exchange
(Trade Name) World Co., Ltd.
(Address) 6-8-1 Minatojima-Nakamachi, Chuo-ku, Kobe City, Hyogo

(2)	NARUMIYA: Wholly owned subsidiary in the share exchange
(Trade Name) NARUMIYA INTERNATIONAL Co., Ltd.
(Address) 2-4-1 Shibakoen, Minato-ku, Tokyo

Article 3  (Shares to Be Delivered and Their Allocation in the Share Exchange)

1.

In the Share Exchange, immediately before the Share Exchange becomes effective, World shall deliver its common shares to the shareholders of NARUMIYA (excluding World; hereinafter, “the Allottees”) in exchange for the common shares of NARUMIYA owned by the Allottees. The number of World’s common shares to be delivered shall be calculated by multiplying the total number of NARUMIYA’s common shares owned by 0.58.

2.

In the Share Exchange, World shall allocate to each of the Allottees the common shares of World at the ratio of 0.58 common shares of World for each one common share of NARUMIYA owned by the Allottee, as stated in the preceding paragraph.

3.

If, in accordance with the preceding two paragraphs, the number of World’s common shares to be allocated to the Allottee includes a fractional share that is less than one full share, World shall handle such fraction in accordance with Article 234 of the Companies Act and other relevant laws and regulations.

Article 4  (Matters Concerning Capital Stock and Capital Surplus)

The amounts of capital stock and capital surplus of World to be increased through the Share Exchange shall be appropriately determined by World in accordance with Article 39 of the Regulations for Corporate Accounting.

Article 5  (Effective Date)

The effective date of the Share Exchange (hereinafter, “the Effective Date”) shall be October 1, 2025. However, if necessary due to procedural requirements or other reasons related to the progress of the Share Exchange, World and NARUMIYA may, through consultation and mutual agreement, change it.

Article 6  (General Meeting of Shareholders for Approval of Share Exchange Agreement)

1.

Pursuant to the provisions in the main clause of Article 796, paragraph 2 of the Companies Act, World shall conduct the Share Exchange as defined in the Agreement without obtaining approval from the General Meeting of Shareholders as stipulated in Article 795, paragraph 1 of the Companies Act. However, if approval from the General Meeting of Shareholders becomes necessary for the Agreement pursuant to the provisions of Article 796, paragraph 3 of the Companies Act, World shall seek such approval by the day before the Effective Date.

2.	NARUMIYA shall seek approval of the Agreement from the General Meeting of Shareholders, as prescribed in Article 783, paragraph 1 of the Companies Act, by the day before the Effective Date.

Article 7  (Management of Company Assets, etc.)

From the Agreement Date until the Effective Date, World and NARUMIYA shall each conduct their business operations and manage and operate their assets with the care of a prudent manager. They shall also ensure that their respective subsidiaries (provided, however, that for World, NARUMIYA and its subsidiaries are excluded; the same shall apply hereinafter in this Article) do the same. Except for actions separately stipulated in the Agreement, if either party or its subsidiaries intend to perform any act that may significantly affect their assets or rights and obligations, or that may materially impact the execution or conditions of the Share Exchange, they shall first engage in mutual consultation and obtain written consent before performing or causing such acts.

Article 8  (Restrictions on Dividends from Surplus, etc.)

1.	World may distribute dividends of surplus to shareholders or registered stock pledgees listed or recorded in the final shareholder register as of August 31, 2025, up to a maximum of 49 yen per share.

2.

Except as provided in the preceding paragraph or with written consent from the other party, neither World nor NARUMIYA shall, after the Agreement Date, (i) pass a resolution to distribute dividends of surplus with a record date prior to the Effective Date, nor (ii) pass a resolution to acquire treasury shares with an acquisition date prior to the Effective Date (excluding acquisitions of treasury shares in cases where the acquisition of treasury shares is necessary according to applicable laws and regulations in response to shareholders exercising their rights).

Article 9  (Amendment and Termination of the Agreement)

1.

If, between the Agreement Date and the day before the Effective Date, a significant change occurs in the financial or business condition of World or NARUMIYA, or if a situation arises or is discovered that significantly hinders the execution of the Share Exchange, or if other circumstances arise or are discovered that make it difficult to achieve the objectives of the Agreement, World and NARUMIYA may consult and, upon written agreement, amend the conditions related to the Share Exchange or other contents of the Agreement, or terminate the Agreement.

2.

If either party breaches any provision of the Agreement between the Agreement Date and the day before the Effective Date, World and NARUMIYA may set a reasonable period for the other party to remedy the breach by issuing a demand for correction. If the breach is not remedied within that period, the non-breaching party may terminate the Agreement.

Article 10  (Effectiveness of the Agreement)

The Agreement shall become ineffective if (i) approval for the Agreement is not obtained by the day before the Effective Date at the General Meeting of Shareholders of World as stipulated in the proviso of Article 6, paragraph 1 of the Agreement (provided that such approval is required per Article 796, paragraph 3 of the Companies Act) or at the General Meeting of Shareholders of NARUMIYA as stipulated in Article 6, paragraph 2 of the Agreement; (ii) necessary approvals from relevant domestic or foreign authorities for executing the Share Exchange (including the effectiveness of filings or notifications to such authorities, but not limited thereto) are not obtained by the day before the Effective Date; or (iii) the Agreement is terminated pursuant to the preceding Article.

Article 11  (Governing Law and Jurisdiction)

1.	The Agreement shall be governed by and construed in accordance with the laws of Japan.

2.	All disputes arising between the parties related to the Agreement shall be subject to the exclusive agreed jurisdiction of the Tokyo District Court as the court of first instance.

Article 12  (Matters for Consultation)

Matters not stipulated in the Agreement and other necessary issues related to the Share Exchange shall be determined through sincere consultation and mutual agreement between World and NARUMIYA in accordance with the intent of the Agreement. If any doubts or ambiguities arise regarding the interpretation of the contents of the Agreement, World and NARUMIYA shall engage in sincere consultation and mutually agree to resolve such issues.

(The remainder of this page is intentionally left blank.)

As proof of the conclusion of the Agreement, two original copies of the Agreement will be created, and after World and NARUMIYA both sign and seal each, each will retain one original copy.

July 3, 2025

World:	6-8-1 Minatojima-Nakamachi, Chuo-ku, Kobe City, Hyogo World Co., Ltd.
Nobuteru Suzuki,
Representative Director of the Board, President and Executive Officer

As proof of the conclusion of the Agreement, two original copies of the Agreement will be created, and after World and NARUMIYA both sign and seal each, each will retain one original copy.

July 3, 2025

NARUMIYA:	2-4-1 Shibakoen, Minato-ku, Tokyo
NARUMIYA INTERNATIONAL Co., Ltd.
Hirotaka Kunikyo,
President, Representative Director and Chief Executive Officer

3.	Summary of the contents of the items provided in Article 184, paragraph 1 of the Regulations for Enforcement of the Companies Act

(1)	Items regarding the appropriateness of the exchange consideration

I.	Items regarding the appropriateness of the total number and allocation of the exchange consideration

(i)	Details of allocation in the Share Exchange

	World (wholly owning parent company in the Share Exchange)	The Company (wholly owned subsidiary in the Share Exchange)
Allocation ratio associated with the Share Exchange	1	0.58
Number of shares to be allocated through the Share Exchange	Common shares of World: 2,467,668 shares (planned)

(Note 1)	Allocation ratio associated with the Share Exchange

World will allocate 0.58 shares of World Shares for each of the Company’s Shares. However, the Company’s Shares owned by World at the Record Time (defined below) will not be allocated through the Share Exchange. Furthermore, if there is a material change in the conditions underlying the calculation of the allocation ratio associated with the Share Exchange provided in the above table (hereinafter, the “Share Exchange Ratio”), the Share Exchange Ratio may be changed by mutual agreement after discussion between the Company and World.

(Note 2)	Number of World Shares to be allocated through the Share Exchange

At the time of the Share Exchange, World plans to allocate a number of World Shares calculated based on the Share Exchange Ratio in exchange for the Company’s Shares owned by the Company’s shareholders (however, excluding World) immediately before the time (hereinafter, the “Record Time”) at which World acquires all of the Company’s issued shares (however, excluding the Company’s Shares owned by World).

(Note 3)	Handling of shares less than one unit

The Company’s shareholders that come to own shares less than one unit (shares less than 100 shares) in World through the Share Exchange will not be able to sell those shares less than one unit on the financial product exchange market. These shareholders that come to own shares less than one unit may request that World purchase those shares based on Article 192, paragraph 1 of the Companies Act.

(Note 4)	Handling of fractional shares less than one share

Regarding the shareholders who are allocated fractional World Shares less than one share as a result of the Share Exchange, pursuant to the provisions of Article 234 of the Companies Act and other relevant laws and regulations, World will sell the number of World Shares equivalent to the total number of such fractional shares (rounded down if this total number includes a fractional share) and deliver the proceeds from the sale to the shareholders in proportion to the fractional share attributed to them.

(ii)	Basis, etc. for the details of the allocation associated with the Share Exchange

A	Basis and reasons for the details of allocation

To ensure the fairness and reasonableness of the proposed ratio for the Share Exchange and other aspects of the Share Exchange as described in (i) “Details of allocation in the Share Exchange,” the Company and World have decided to separately request an independent third-party valuation institution (independent from the Two Companies) to calculate the share exchange ratio and to receive legal advice from legal advisors independent of the Two Companies. Accordingly, World has appointed Mizuho Securities Co., Ltd. (hereinafter, “Mizuho Securities”) and the Company has appointed Maxus Corporate Advisory Inc. (hereinafter, “Maxus Corporate Advisory”) as their respective financial advisors and third-party valuation institutions, with both being independent from the Two Companies. Furthermore, World has appointed Nishimura & Asahi (Gaikokuho Kyodo Jigyo) as its legal advisor, while the Company has appointed Oh-Ebashi LPC & Partners, with both law firms being independent from the Two Companies.

The Two Companies carefully considered the share exchange ratio to be used in the Share Exchange Agreement based on the valuation results provided by the respective third-party valuation institutions they had each appointed, as well as advice from their respective legal advisors. Taking into account the results of the due diligence conducted on the other party, and comprehensively considering factors such as their respective financial conditions, asset status, and future outlook, the Two Companies engaged in multiple rounds of careful discussions and negotiations regarding the share exchange ratio.

Furthermore, as described below in IV. “Matters considered to avoid harming the interests of the Company’s shareholders,” World carefully deliberated and examined the proposed ratio for the Share Exchange based on the valuation report on the share exchange ratio obtained on July 2, 2025 from Mizuho Securities, a third-party valuation institution; advice received from its legal advisor Nishimura & Asahi; and the results of the due diligence conducted by World on the Company. As a result of this examination, World determined that the proposed ratio for the Share Exchange is reasonable and serves the interests of its shareholders. Accordingly, it concluded that conducting the Share Exchange based on the proposed ratio is appropriate.

The Company carefully deliberated and reviewed the ratio for the Share Exchange, taking into account the valuation report on the share exchange ratio obtained on July 2, 2025 from Maxus Corporate Advisory, a third-party valuation institution, as described in IV. “Matters considered to avoid harming the interests of the Company’s shareholders,” along with advice from its legal advisor, Oh-Ebashi LPC & Partners. Consideration was also given to the results of due diligence conducted by the Company on World, and to the instructions, advice, and the advisory report (hereinafter, “Advisory Report.” For details, please refer to IV. “Matters considered to avoid harming the interests of the Company’s shareholders,” (iii) “Obtaining an advisory report from a special committee with no conflicts of interest at the Company”) received on July 3, 2025 from the Special Committee (defined in IV. (iii) “Obtaining an advisory report from a special committee with no conflicts of interest at the Company” below; hereinafter, the same shall apply) composed solely of independent members with no interests in either the Company or World. As a result, the Company concluded that the proposed ratio for the Share Exchange is reasonable and will serve the interests of the Company’s minority shareholders. Accordingly, the Company determined that it would be appropriate to conduct the Share Exchange based on the proposed ratio for the Share Exchange.

Accordingly, the Two Companies determined that the proposed ratio for the Share Exchange is reasonable and will serve the interests of the shareholders of both the Company and World. Based on this conclusion, the Two Companies resolved at their respective Board of Directors meetings held on July 3, 2025 to proceed with the Share Exchange in accordance with the proposed ratio of the Share Exchange.

Furthermore, the proposed ratio for the Share Exchange may be changed by mutual agreement after discussion between the Company and World, if there is a material change in the conditions underlying its valuation.

B	Matters related to the valuation

i)	Name of the valuation institutions and their relationship with the Two Companies

Mizuho Securities, the third-party valuation institution for World, and Maxus Corporate Advisory, the third-party valuation institution for the Company, are both independent of World and the Company. Neither institution qualifies as a related party of either company, and neither has any material interest in the Share Exchange that would require disclosure.

Mizuho Bank, Ltd. (hereinafter, “Mizuho Bank”), a group company of Mizuho Securities, engages in lending and other transactions with the Company and World as part of its ordinary banking business. However, Mizuho Bank does not have any material conflicts of interest with the Company or World in relation to the Share Exchange. According to Mizuho Securities, Mizuho Securities and Mizuho Bank have established and implemented appropriate information barrier measures and conflict-of-interest management systems, in accordance with Article 36, paragraph 2 of the Financial Instruments and Exchange Act (Act No. 25 of 1948, including subsequent amendments) and Article 70-4 of the Cabinet Office Ordinance on Financial Instruments Business. Mizuho Securities conducts the valuation of World Shares as an independent third-party valuation institution, distinctly separate from Mizuho Bank’s position as a lender. World appointed Mizuho Securities as an independent third-party valuation institution, separate from the Company, World, and the Share Exchange, based on the fact that appropriate measures to prevent conflicts of interest have been established between Mizuho Securities and Mizuho Bank, that transactions between World and Mizuho Securities are conducted under terms equivalent to those for general clients, ensuring independence as a third-party valuation institution, and that Mizuho Securities has a proven track record as a third-party valuation institution in similar cases of the same nature. The remuneration to Mizuho Securities related to the Share Exchange includes a success fee payable upon the conclusion of the Share Exchange Agreement or similar events. However, the Company has determined that the inclusion of such a success fee does not compromise the independence of Mizuho Securities. This determination is based on consideration of general industry practices for similar transactions and the appropriateness of the remuneration structure, including the potential financial burden on World if the Share Exchange does not proceed, in the arrangement between World and Mizuho Securities.

The remuneration to Maxus Corporate Advisory related to the Share Exchange includes a success fee payable upon the completion of the Share Exchange or similar events. However, the Company has determined that the inclusion of such a success fee does not compromise the independence of Maxus Corporate Advisory. This determination is based on consideration of general industry practices for similar transactions and the appropriateness of the remuneration structure, including the potential financial burden on the Company if the Share Exchange does not proceed, in the arrangement between the Company and Maxus Corporate Advisory.

ii)	Overview of the valuation

(A)	Valuation by Mizuho Securities

Given that the shares of the Two Companies are listed on the TSE and market prices exist, Mizuho Securities conducted the valuation using the market price method. The valuation was based on the closing price on the valuation reference date of July 2, 2025, as well as the simple average closing prices over the one-month, three-month, and six-month periods preceding the valuation reference date. Furthermore, the estimation of stock value using the comparable company analysis method was possible because multiple comparable listed companies exist for the Two Companies. Accordingly, Mizuho Securities used the comparable company analysis method. Additionally, to reflect the future business conditions in the valuation, the discounted cash flow method (hereinafter, “the DCF method”) was also used for the calculation.

The calculated share exchange ratios based on each valuation method, with the per-share value of World Shares set at 1, are as follows.

Method used	Calculated share exchange ratio
Market price method	0.50 to 0.56
Comparable company analysis method	0.87 to 1.50
DCF method	0.35 to 0.91

When calculating the share exchange ratio listed above, Mizuho Securities assumed that all public information and information provided to Mizuho Securities is accurate and complete. Mizuho Securities has not independently verified the accuracy or completeness of such information. No independent valuation, appraisal, or assessment, including the analysis and valuation of individual assets and liabilities, has been conducted for the assets or liabilities of World, the Company, and their affiliated companies (including financial derivatives, off-balance-sheet assets and liabilities, and other contingent liabilities). Additionally, no requests for appraisal or assessment have been made to third-party organizations. With regard to the financial forecasts of the Two Companies (including profit plans and other information), Mizuho Securities assumed that these have been reasonably considered or prepared by the management of the Two Companies based on the best and most sincere forecasts and judgments obtainable at that time. The calculations by Mizuho Securities reflect the information and economic conditions obtained by Mizuho Securities as of July 2, 2025. The calculations by Mizuho Securities are made solely for the purpose of serving as a reference for the body that makes business execution decisions at World to consider the share exchange ratio.

In the financial forecasts of World that Mizuho Securities used as a basis for its DCF method calculation, there are no fiscal years included in which a significant increase or decrease in profit is anticipated. On the other hand, in the financial forecasts of the Company, there are fiscal years included in which a significant increase or decrease in profit is anticipated. Specifically, in the fiscal year ended February 2025, operating profit temporarily decreased due to increased advertising and promotion for expanding the number of new store openings and increasing app membership. Therefore, operating profit for the fiscal year ending February 2026 is expected to increase by 739 million yen from the previous fiscal year (an increase of approximately 39.7%). For the same reasons, free cash flow for the fiscal year ending February 2026 is expected to increase by 1,057 million yen from the previous fiscal year. It should be noted that the financial forecasts of the Two Companies do not assume the implementation of the Share Exchange.

(B)	Valuation by Maxus Corporate Advisory

World is listed on the TSE Prime Market and the Company is listed on the TSE Standard Market, both of which have market prices. Therefore, Maxus Corporate Advisory determined the share exchange ratio between the Two Companies by employing the market price average method and, to reflect the outlook of future business activities in the valuation, also applied the DCF method.

When the per-share value of World Shares is set at 1 based on each valuation method, the valuation range for the Company is as follows.

Method used	Calculated share exchange ratio
Market price average method	0.495 to 0.556
DCF method	0.507 to 0.639

When using the market price average method, for World, July 2, 2025 is set as the valuation reference date, and the valuation uses the closing price of World Shares on the TSE Prime Market on the reference date, as well as the simple average of closing prices over the most recent one month, three months, and six months up to the reference date. For the Company, July 2, 2025 is also set as the valuation reference date, and the valuation uses the closing price of the Company’s Shares on the TSE Standard Market on the reference date, as well as the simple average of closing prices over the most recent one month, three months, and six months up to the reference date.

In the DCF method, for World, based on various factors such as the revenue and investment plans outlined in the business plan prepared by World for the fiscal years ending February 2026 to February 2028, the results of due diligence conducted by the Company, and publicly available information, the free cash flow that World is expected to generate from the fiscal year ending February 2026 onward is discounted to present value using a certain discount rate, and the value of World Shares is evaluated accordingly. The discount rate used is the weighted average cost of capital (WACC), which ranges from 4.5% to 5.5%. For calculating the terminal value, the perpetual growth method is used, with a perpetual growth rate of -0.5% to 0.5%.

On the other hand, for the Company, based on various factors such as the revenue forecasts and investment plans outlined in the business plan prepared by the Company for the fiscal years ending February 2026 to February 2028 and publicly available information, the free cash flow that the Company is expected to generate from the fiscal year ending February 2026 onward is discounted to present value using a certain discount rate, and the value of shares of the Company is evaluated accordingly. The discount rate used is WACC, which ranges from 5.5% to 6.5%. For calculating the terminal value, the perpetual growth method is used, with a perpetual growth rate of -0.5% to 0.5%.

In the financial forecasts of World used by Maxus Corporate Advisory for calculation via the DCF method, there are no fiscal years included in which a significant increase or decrease in profit is anticipated. On the other hand, in the financial forecasts of the Company used by Maxus Corporate Advisory for calculation via the DCF method, there are fiscal years included in which a significant increase in profit is anticipated. Specifically, in the fiscal year ended February 2025, operating profit temporarily decreased due to increased advertising and promotion for expanding the number of new store openings and increasing app membership. Therefore, operating profit for the fiscal year ending February 2026 is expected to increase by 739 million yen from the previous fiscal year. For the same reasons, free cash flow is expected to increase by 1,332 million yen from the previous fiscal year. The financial forecasts of World and the Company do not assume the implementation of the Share Exchange.

When calculating the share exchange ratio, Maxus Corporate Advisory, as a general rule, adopted the information provided by the Two Companies, information obtained through interviews, and publicly available information as-is. The calculation was based on the assumption that all such materials and information adopted are accurate and complete, that they do not have the potential to materially affect the calculation of the share exchange ratio, and that no facts have been withheld from Maxus Corporate Advisory. Maxus Corporate Advisory has not independently verified the accuracy or completeness of these materials and information. Furthermore, Maxus Corporate Advisory has not conducted an independent valuation or appraisal, including analysis and valuation of individual assets and liabilities (including derivatives transactions, off-balance-sheet assets and liabilities, and other contingent liabilities) of the Two Companies and their affiliated companies, nor has it requested any valuation, appraisal, or assessment from third-party organizations. Regarding the financial forecasts of the Two Companies referenced in this valuation, Maxus Corporate Advisory assumed that they have been reasonably prepared and formulated based on the best forecasts and judgments currently available from the management of the Two Companies, and that this valuation reflects the information and economic conditions as of July 2, 2025.

II.	Matters related to the appropriateness of the amounts of Worlds’ capital stock and capital surplus

The amounts of World’s capital stock and reserves to be increased through the Share Exchange will be appropriately established by World in accordance with the provisions of Article 39 of the Regulations for Corporate Accounting. The related handling has been comprehensively considered and evaluated based on World’s capital policy and other circumstances, and determined within the scope of laws and regulations and has been deemed to be appropriate.

III.	Reasons for selecting the type of assets in question as consideration for the Share Exchange

Both the Company and World selected World Shares as consideration for the Share Exchange. By allotting World Shares as consideration for the Share Exchange to the Company’s minority shareholders (excluding World; same below in this section) and having them own World Shares, they will obtain the desired effects of the implementation of various policies envisioned after the Share Exchange and be provided with the opportunity to benefit from the increase in the stock price of World Shares as a result of the business development and revenue expansion of the World Group with the materialization of those effects. Additionally, because World Shares have ample liquidity and can be converted to cash at any time through market trading, the Company and World feel it is desirable to be able to provide the Company’s minority shareholders with the choice of continuing to own World Shares or selling them for cash, thereby deeming that the above option is appropriate.

As a result of the Share Exchange, the Company is expected to become a wholly owned subsidiary of World on the effective date of October 1, 2025 (scheduled). Accordingly, in line with the delisting criteria of the TSE Standard Market and following the prescribed procedures, the Company’s Shares are scheduled to be delisted on September 29, 2025 (with the last trading day being September 26, 2025). After delisting, it will no longer be possible to trade the Company’s Shares on the TSE Standard Market. If the current effective date of the Share Exchange is changed, the delisting date is also expected to change accordingly.

Even after the Company’s Shares are delisted, World Shares allocated to shareholders of the Company through the Share Exchange will remain listed on the TSE Prime Market. While some shareholders may receive only an allocation of shares that is less than one unit, shareholders who are allocated one or more units will continue to be able to trade those shares on the stock exchange after the effective date of the Share Exchange. Accordingly, we believe that the liquidity of shares will continue to be provided.

Shares less than one unit cannot be sold on the TSE Prime Market, but shareholders may use the World share buyback program for fractional shares if they wish. For details on handling this matter, please refer to “(Note 3) Handling of shares less than one unit” in (1) I. (i) “Details of allocation in the Share Exchange” above.

For details on handling any fractional shares less than one share that may arise as a result of the Share Exchange, please refer to “(Note 4) Handling of fractional shares less than one share” in (1) I. (i) “Details of allocation in the Share Exchange” above.

Until the final trading day, which is scheduled for September 26, 2025, the Company’s minority shareholders will be able to trade their Company’s Shares on the TSE Standard Market as usual. Additionally, shareholders will be able to exercise the legal rights provided under the Companies Act and other relevant laws and regulations up until the Record Time.

IV.	Matters considered to avoid harming the interests of the Company’s shareholders

As of July 3, 2025, World owns 5,868,230 shares of the Company’s Shares, equating to 59.77% of the total issued shares of 9,817,708 as of February 28, 2025 (calculated by deducting 305,122 treasury shares from a total of 10,122,830 shares; the percentage is rounded to two decimal places, hereinafter the same applies). Given that the Company is a consolidated subsidiary of World, the Company and World have been determined that ensuring the fairness of the Share Exchange is necessary. Consequently, the following measures to ensure fairness (including measures to avoid conflicts of interest) have been implemented.

(i)	Obtaining valuation reports from independent third-party valuation institutions

World selected Mizuho Securities, which is independent of the Two Companies, and the Company selected Maxus Corporate Advisory, which is also independent of the Two Companies, as their respective third-party valuation institutions. Each of the Two Companies obtained a valuation report on the share exchange ratio on July 2, 2025.

For an overview of the valuation report, please refer to B “Matters related to the valuation” in (1) I. (ii) “Basis, etc. for the details of the allocation associated with the Share Exchange” above. Neither World, the Company, nor the Special Committee has obtained a written opinion (fairness opinion) from their respective third-party valuation institutions stating that the proposed ratio for the Share Exchange is fair or reasonable from a financial point of view.

(ii)	Advice from independent law firms

World selected Nishimura & Asahi as its legal advisor and has received legal advice from the firm regarding various procedures related to the Share Exchange, as well as the methods and processes of World’s decision-making. Nishimura & Asahi is independent from both the Company and World, and has no significant interests with either company.

The Company has selected Oh-Ebashi LPC & Partners as its legal advisor and has received legal advice from the said firm regarding various procedures related to the Share Exchange, as well as the methods and processes of the Company’s decision-making. Oh-Ebashi LPC & Partners is independent from both the Company and World, and does not have any significant conflicts of interest with either company.

(iii)	Obtaining an advisory report from a special committee with no conflicts of interest at the Company

In order to ensure careful decision-making at the Company regarding the Share Exchange, eliminate arbitrariness in the decision-making process of the Company’s Board of Directors, and secure fairness, transparency, and objectivity, as well as to examine the appropriateness of the Share Exchange, the reasonableness of the transaction terms, and the fairness of the procedures, and to confirm that the decision by the Board of Directors to conduct the Share Exchange is not disadvantageous to the Company’s minority shareholders, the Company established a special committee (hereinafter, “the Special Committee”) based on a resolution passed at the Board of Directors meeting held on April 11, 2025. The Special Committee consists of three members: Koji Suzuki, Sakae Komiyama (CPA from Imanishi Tax Accountant Corporation), and Mika Yanagisawa (an attorney at law from WINGS LAW OFFICE). All members are Outside Directors of the Company and have no conflicts of interest with World. The Company selected these three people as members of the Special Committee from the outset and has never made any changes in the Special Committee members. The committee members are to receive remuneration for performing their duties, regardless of the content of their reports. This does not include any success fees payable upon the completion of the Share Exchange or similar events.

In this context, when considering the Share Exchange, the Company consulted with the Special Committee regarding the following matters: (1) the reasonableness of the objectives of the Share Exchange (including whether the Share Exchange will contribute to an increase in the Company’s corporate value), (2) the appropriateness of the transaction terms of the Share Exchange (including the share exchange ratio in the Share Exchange), (3) the fairness of the procedures, including the negotiation process leading up to the Share Exchange, and (4) based on points (1) through (3) above, whether the Share Exchange would not prove to be disadvantageous to the Company’s minority shareholders (hereinafter, (1) through (4) above are collectively referred to as “the Consultation Matters”).

Furthermore, when the Board of Directors of the Company resolved to establish the Special Committee, it also resolved that, in making decisions regarding the Share Exchange, it would give the utmost respect to the judgment of the Special Committee, and that it will not proceed with the decision to conduct the Share Exchange if the Special Committee determines that the Share Exchange is not appropriate. Additionally, the Board of Directors resolved to grant the Special Committee the authority to: (a) receive information from officers or employees of the Company necessary for examining and making decisions on the Share Exchange (including requests for attendance at meetings of the Special Committee), (b) practically engage in the processes of negotiation regarding the terms and other related matters of the Share Exchange (including, as required, instructions or requests regarding the policy for negotiation with World as well as its own involvement in negotiations with World), (c) approve external advisors of the Company which the Company has selected (including additional approval), and (d) select its own external advisors as required at the expense of the Company.

The Special Committee held a total of 14 meetings between April 16, 2025, and July 2, 2025. In addition to these meetings, when necessary, the committee also exchanged opinions, shared information, gathered information via email and other means outside of meetings, and engaged in discussions. Through these activities, the Special Committee carefully deliberated on the Consultation Matters. Specifically, regarding Maxus Corporate Advisory, which the Company selected as its financial advisor and third-party valuation institution, as well as Oh-Ebashi LPC & Partners, the legal advisor, the Special Committee confirmed that there were no problems regarding their independence and approved such selection. Subsequently, the Company provided explanations to the Special Committee regarding the outline of the businesses of the Company and NARUMIYA Group (the Company and its affiliates; hereinafter the same), policy for the preparation of the Company’s business plan along with procedures for its formulation, etc., which is the basis for the valuation of the share exchange ratio. A Q&A session was also held. Additionally, the Special Committee received advice from Oh-Ebashi LPC & Partners, which is the Company’s legal advisor, on the decision-making method by the Company’s Board of Directors concerning the Share Exchange, measures to ensure the fairness of procedures related to the operation of the Special Committee and various aspects of the Share Exchange, and measures to avoid conflicts of interest. The Special Committee also received an explanation of the results of the legal due diligence on World. A Q&A session was also held. Additionally, Maxus Corporate Advisory, which carried out financial and tax due diligence on World based on the Company’s request, explained the results of such due diligence to the Special Committee, which was then followed by a Q&A session. The Special Committee also received explanations from World concerning the outline of the businesses of World and World Group, the Company’s position within the World Group, the background and particulars leading to the Share Exchange, reasons for selecting the Share Exchange, details of the anticipated effects of the Share Exchange, including synergy effects, managerial policies after the Share Exchange, the handling of employees, and other relevant matters. A Q&A session was also held. The Special Committee also received explanations from Maxus Corporate Advisory, the Company’s financial advisor and third-party valuation institution, on the method of calculating the allotment ratio for the Share Exchange and on the result of valuation. The Committee then conducted a Q&A session to verify these results. The Special Committee is substantially engaged in the negotiation process with World, as it received reports from time to time on the process and details of the discussions and negotiations between World and the Company concerning the Share Exchange, based on which it held multiple discussions regarding negotiation strategies and other matters, and expressed its opinion to the Company.

After going through the above procedures and then carefully discussing and considering the Consultation Matters, the Special Committee, with the unanimous agreement of all its members, submitted the Advisory Report summarizing the following key points to the Board of Directors of the Company on July 3, 2025.

(a)	Details of the advisory report

i.

The Share Exchange is recognized as contributing to the enhancement of the Company’s corporate value, and the objective of making the Company a wholly owned subsidiary through this Share Exchange is deemed reasonable.

ii.	The terms of the Share Exchange, including the share exchange ratio relative to the Share Exchange, are appropriate.

iii.

Given that appropriate measures to ensure fairness in the processes, including those for negotiations leading up to the Share Exchange, have been implemented, the procedures for the Share Exchange are deemed fair.

iv.	Based on the i through iii, the Share Exchange is not disadvantageous to minority shareholders of the Company.

(b)	Reasons for the advisory report

i.

Reasonableness of the objectives of making the Company a wholly owned subsidiary through the Share Exchange (including whether the Share Exchange will contribute to increasing the corporate value of the Company)

For the reasons mentioned below, it is considered that making the Company a wholly owned subsidiary by the Share Exchange will contribute to increasing the corporate value of the Company, and that the objectives of the transaction are therefore reasonable.

•

Regarding the recognition of the current business environment surrounding the Company and the managerial challenges faced by the Company, as described above in 1. “Reason to proceed with the Share Exchange,” the Special Committee shares the same recognition as the Company and World, and therefore has no objections.

•

The Company explained to the Special Committee that the Company and World have long had close communication, and that the Company has grown by utilizing World’s expertise (particularly in back-office areas such as systems and personnel affairs) to implement measures that would have been difficult for the Company to achieve alone.

•

World explained to the Special Committee that, by making the Company a wholly owned subsidiary, it expects to eliminate conflicts of interest between World and the Company’s minority shareholders and remove constraints related to ensuring independence. This change will enable investments in businesses that contribute to enhancing corporate value by leveraging the scale of the entire World Group from a longer-term perspective, allow for the comprehensive utilization of assets held by the World Group, and improve management efficiency through cost reductions.

•

The Company and World provided concrete explanations based on the business environment surrounding the Company and the managerial challenges faced by the Company. The explanations were consistent with the general descriptions of the industry and market environments to which the Company belongs and were therefore considered realistic in aiming to strengthen its future competitiveness. No parts of the explanations were found to be particularly unreasonable.

•

On the other hand, the Company expressed to the Special Committee concerns about the Share Exchange, such as the loss of the Company’s corporate culture and managerial philosophy, its unfavorable effect on the existing shareholders (including the loss of benefits arising from the preferential system for shareholders), and its unfavorable effects on the Company’s employees. Regarding these points, World explained that, in principle, the current management structure of the Company will be maintained after the Share Exchange; that the optimal managerial system will be discussed between World and the Company management team after the Share Exchange is completed; that even after the Share Exchange, World intends to uphold the management philosophy that the Company’s values; and that World is considering enhancing its shareholder benefit program going forward. With the explanations provided by World, the concerns about the Share Exchange that the Company presented to the Special Committee are considered to be alleviated to a certain extent. Furthermore, there is no concrete likelihood that these concerns would outweigh or significantly undermine the expected advantages of the Share Exchange.

ii.	Reasonableness of the transaction terms of the Share Exchange (including the exchange ratio for the Share Exchange)

For the following reasons, the transaction terms of the Share Exchange (including the consideration and exchange ratio for the Share Exchange) are deemed to be reasonable.

•

Using the procedure of a share exchange as a method for making a wholly owned subsidiary is reasonable because it provides minority shareholders of the Company with opportunities to benefit from the synergies anticipated after the Share Exchange. Additionally, it is not disadvantageous to the minority shareholders of the Company compared to the case where the consideration is paid in cash, since shareholders who wish to cash out their shares can do so by selling the highly liquid World Shares. Furthermore, a share exchange is one of the generally practiced methods for making a wholly owned subsidiary.

•

When judging the reasonableness of the transaction terms for the Share Exchange, the Company obtained and referred to a valuation report on the share exchange ratio from Maxus Corporate Advisory, which acts as the Company’s third-party valuation institution, independent of World, and the success or failure of the Share Exchange, to understand the share values of both the Company and World.

•

The Special Committee received explanations from Maxus Corporate Advisory regarding the valuation methods, the reasons for adopting these methods, the details of each valuation method, and the key assumptions underlying them. The Committee then conducted a Q&A session and reviewed the content. Consequently, it is concluded that the market price average method and the DCF method used by Maxus Corporate Advisory to assess share value are, in light of current practice, generally accepted and reasonable methods. In addition, the explanation for the basis of the discount rate in the DCF method was also reasonable, and the overall valuation content is considered reasonable compared to current business practices.

•

The Company’s business plan, which served as the basis for the above valuation, was confirmed by the Special Committee to contain no particularly unreasonable points regarding its content, key assumptions, or preparation process, including through interviews with the President, Representative Director and Chief Executive Officer of the Company. As for the business plan from World, which was also used as a basis for the valuation, since the Company and the Special Committee recognized certain concerns about its feasibility in the version initially received from World, the Company made adjustments to some of its underlying assumptions based on discussions with the Special Committee. Both the Company’s business plan and the revised business plan from World are considered reasonable in light of the preparation process and the current situations of the Two Companies.

•

In light of the valuation range of the share exchange ratio in the valuation report on the share exchange ratio prepared by Maxus Corporate Advisory, the proposed ratio for the Share Exchange exceeds the upper limit determined by the market price average method and also exceeds the median determined by the DCF method.

•

Regarding the premium level of the proposed ratio for the Share Exchange relative to the market price, the premiums relative to the simple average closing prices for the most recent three months and six months are at a level comparable to premiums in recent transactions similar to the Share Exchange, indicating that a sufficient premium has been provided. On the other hand, it can be evaluated that the premiums relative to the previous business day’s closing price and the simple average closing price of the most recent one month are not necessarily at a sufficiently high level compared to recent cases similar to the Share Exchange. However, the following points were considered as a whole: (1) in light of the valuation range of the share exchange ratio in the valuation report prepared by Maxus Corporate Advisory, the proposed ratio for the Share Exchange exceeds the upper limit determined by the market price average method in the said valuation report and also exceeds the median determined by the DCF method in the said valuation report; (2) the premiums relative to the simple average closing prices for the most recent three months and six months are at a level comparable to the median premiums of similar transactions; (3) since shares are being offered as consideration for the Share Exchange rather than cash, it is believed that the Company’s minority shareholders can enjoy the anticipated synergies after the Share Exchange through the World Shares delivered by the Share Exchange; and (4) through negotiations over the share exchange ratio with World, World has demonstrated consideration for the Company’s minority shareholders and, as mentioned below, has raised the exchange ratio from the initial proposal. These points collectively indicate that the reasonableness of the proposed ratio for the Share Exchange cannot be denied.

•

The Special Committee engaged in multiple discussions to determine whether the share exchange ratio was reasonable and ensured the preservation of the benefits to which the Company’s minority shareholders are entitled, while also considering the advantages the Share Exchange would provide to the Company. The results of these discussions were incorporated into the negotiation strategy with World, and the negotiations with World were conducted based on the negotiation policy decided by the Special Committee and in accordance with its instructions and requests. Therefore, it can be assessed that the negotiations with World were substantially conducted with the involvement of the Special Committee. Through these negotiations, World has demonstrated consideration for the Company’s minority shareholders. As a result, the Special Committee has succeeded in increasing the initially proposed share exchange ratio by approximately 13.7% over a total of three rounds.

iii.	Fairness of the procedures, including the negotiation process leading up to the Share Exchange

For the following reasons, given that appropriate measures to ensure fairness in the processes, including those for negotiations leading up to the Share Exchange, have been implemented, the procedures for the Share Exchange are deemed fair.

•

Due to the fact that World already owns 59.77% of the Company’s Shares and the Company is a consolidated subsidiary of World, and since there is a Director of the Company who concurrently serves as an Officer of World, it was deemed necessary to ensure the fairness of the Share Exchange. To exercise caution in the Company’s decision-making, eliminate arbitrariness from the decision-making process of the Company’s Board of Directors, secure fairness, transparency, and objectivity, and, after examining the desirability of the Share Exchange, the appropriateness of the transaction terms, and the fairness of the procedures, and confirm that the Board’s resolution to conduct the Share Exchange would not disadvantage the Company’s minority shareholders, the Company established an independent Special Committee consisting of three Outside Directors. The Special Committee was established following a resolution by the Board of Directors on April 11, 2025, immediately after the Company began seriously considering the Share Exchange. The intention is to fully respect the judgments of this Special Committee, which is independent from both the Company and World, and, if the Special Committee determines that the Share Exchange is not appropriate, then no resolution to conduct the Share Exchange will be made. Each member of the Special Committee is to be paid remuneration for performing their duties, regardless of the content of their reporting, and no success fees payable upon the completion of the Share Exchange or similar events are included.

•

Negotiations with World were conducted with substantial involvement from the Special Committee, resulting in an increase in the share exchange ratio. Considering the course of these negotiations, it can be assessed that discussions and negotiations with World are identical to those that would take place in transactions between independent parties.

•

As necessary, the Company receives legal advice and opinions, etc., from Oh-Ebashi LPC & Partners, which the Company selected as its legal advisor, independent of the Company, World, and the success or failure of the Share Exchange. Oh-Ebashi LPC & Partners provides advice on measures to ensure procedural fairness in the Share Exchange, the various procedures related to the Share Exchange, the methods of the Company’s decision-making concerning the Share Exchange, and other related processes.

•

The Company received financial advice and opinions, etc., from Maxus Corporate Advisory, which the Company selected as its financial advisor and third-party valuation institution independent of the Company and World, regarding the terms of the Share Exchange, including the proposed ratio for the Share Exchange. To ensure the appropriateness of the proposed ratio for the Share Exchange, the Company obtained a valuation report on the share exchange ratio.

•

Although a fairness opinion was not obtained for the Share Exchange, other sufficient measures to ensure fairness were implemented by the Company. A comprehensive assessment of these points suggests that not obtaining a fairness opinion does not compromise the fairness of the procedures, including the negotiation process leading up to the Share Exchange.

•

Immediately after the Company began full-scale consideration of the Share Exchange, the Company established and continues to maintain a system that prevents a Director of the Company who concurrently serves as an Officer of World from participating in discussions or negotiations regarding the transaction terms of the Share Exchange between the Company and World, as well as in the preparation process of the Company’s business plan.

•

Since the Board of Directors meeting held on April 11, 2025, the Company has not allowed Mr. Keiichi Nakabayashi, a Director of the Company who concurrently serves as a Director of World, to participate in the discussions or resolutions of the Board of Directors regarding the Share Exchange. Mr. Nakabayashi is also not scheduled to participate in discussions or resolutions regarding the Share Exchange at the Board of Directors meeting to be held on July 3, 2025. Furthermore, he has not been involved in the negotiations or discussions relating to the Share Exchange.

•

The Company has never made any agreement with World that would restrict the Company from contacting any rival acquirer other than World. The Company has not conducted an active market check to investigate the presence or absence of potential acquirers in the market. However, it should be noted that conducting such a check would be difficult due to factors such as information control, the fact that World holds approximately 59.77% (a high percentage) of the Company’s voting rights, and the lack of particular circumstances under which an active market check could function effectively. Therefore, the absence of an active market check for the Share Exchange is not considered to impair the fairness of the procedures of the Share Exchange.

•

There is no plan to set a majority of minority condition in the Share Exchange. Setting a majority of minority condition could make the realization of the Share Exchange unstable, and contrary to expectations, may not contribute to the benefit of minority shareholders. Furthermore, since the Company has implemented other sufficient measures to ensure fairness in the Share Exchange, the absence of a majority of minority condition is considered not to impair the fairness of the procedures, including the negotiation process leading up to the Share Exchange.

•

Regarding the summary of the valuation report on the share exchange ratio by Maxus Corporate Advisory, the outline of the Special Committee and details of its authority, the remuneration system for each member of the Special Committee, the history of the review conducted by the Special Committee, as well as the status of its involvement in the negotiation process with World concerning the transaction terms, the contents of the advisory reports, etc., it is scheduled that information will be disclosed that is detailed enough to assess the fairness of the transaction terms and the fairness of procedures.

•

In addition, no facts have been found that may lead to the presumption that the Company was unreasonably affected by World in the process of discussions, reviews, and negotiations regarding the Share Exchange.

iv.	Question about whether the Board of Directors of the Company passing a resolution to conduct the Share Exchange will not be disadvantageous to the minority shareholders of the Company

As described in i above, the Share Exchange is recognized as contributing to the enhancement of the Company’s corporate value, and as described in ii and iii above, the transaction terms are deemed appropriate and the procedures fair. Therefore, it is considered that the resolution to conduct the Share Exchange is not disadvantageous to the Company’s minority shareholders.

(iv)	The Company’s establishment of an independent review framework

The Company established an in-house framework for considering, negotiating, and judging on the Share Exchange from a standpoint independent of World. Specifically, after receiving the letter of intent from World on April 4, 2025, the Company considered and established a project team to examine the Share Exchange (including the preparation of a business plan that would form the basis for the valuation of the Company’s Shares) as well as to conduct discussions and negotiations with World. The members of this team do not hold concurrent positions as Officers or employees of World and are composed of Officers and employees of the Company who have never previously held positions as Officers or employees of the World Group (excluding the NARUMIYA Group). Furthermore, Mr. Keiichi Nakabayashi, a Director of the Company who also serves as a Director of World and is considered to have a conflict of interest regarding the Share Exchange, does not participate in any discussions or negotiations related to the Share Exchange, and this approach continues to be upheld.

In addition to the approach mentioned above, the Special Committee, based on the advice of Oh-Ebashi LPC & Partners, has confirmed that there are no issues with the Company’s review framework (including the scope of officers and employees involved in the review, negotiation, and decision-making related to the Share Exchange and their duties) from the perspectives of independence and fairness.

(v)	Approval by all Directors of the Company (including Audit and Supervisory Committee members) who do not have a conflict of interest with World

The Company has resolved to conclude the Share Exchange Agreement at its Board of Directors meeting held today. This decision was reached based on the legal advice received from Oh-Ebashi LPC & Partners, the advice from a financial perspective received from Maxus Corporate Advisory, the contents of the valuation report on the share exchange ratio obtained from Maxus Corporate Advisory, the Advisory Report obtained from the Special Committee, as well as other related materials, and after carefully discussing and examining whether the Share Exchange by World would contribute to the enhancement of the Company’s corporate value, and whether the transaction terms related to the Share Exchange, including the proposed ratio for the Share Exchange, are appropriate.

At the above the Company’s Board of Directors meeting, in recognition that the Company is a subsidiary of World and that the Share Exchange falls into a category of transactions typically involving issues of structural conflicts of interest and information asymmetry, it is crucial to eliminate the risk that deliberations and resolutions of the Company’s Board of Directors might be influenced by these issues. Therefore, among the Company’s seven Directors, deliberations were conducted and the above resolution was unanimously made by the six Directors, excluding Mr. Keiichi Nakabayashi, who is concurrently a Director of World.

Additionally, Mr. Keiichi Nakabayashi—who is a Director of the Company and concurrently a Director of World—has refrained from participating in any deliberations or resolutions of the Board of Directors relating to the Share Exchange, including the Board of Director meeting noted above, in recognition that the Share Exchange falls into a category of transactions typically involving issues of structural conflicts of interest and information asymmetry. He has also abstained from all discussions and negotiations regarding the Share Exchange on behalf of the Company.

(2)	Reference items related to the exchange consideration

I.	Provisions in World’s Articles of Incorporation

World’s Articles of Incorporation are posted online both on the Company’s website (https://www.narumiya-net.co.jp/ (in Japanese)) and the TSE’s website (https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show (in Japanese)) pursuant to laws and regulations and Article 18 of the Company’s Articles of Incorporation.

II.	Items related to the methods of converting the exchange consideration

(i)	Markets in which the exchange consideration is traded

World Shares are traded on the TSE Prime Market.

(ii)	Intermediaries, brokers, or agents in the trading of the exchange consideration

The intermediation and brokering of trading of World Shares is performed by financial instruments business operators (securities companies, etc.) throughout Japan.

(iii)	Details on limitations on the transfer or other disposal of the exchange consideration

No relevant items.

III.	Items related to the market price of the exchange consideration.

With the business day prior to the day that the Share Exchange Agreement was concluded (July 3, 2025) as the record date, the average closing prices of World Shares on the TSE Prime Market over a one- month, three-month and six-month periods were 2,538 yen, 2,539 yen and 2,520 yen, respectively. Please see the TSE’s website (https://www.jpx.co.jp/ (in Japanese)) for the latest market price of World Shares.

IV.	Details of World’s balance sheet for each fiscal year that has ended in the last five years

Details have been omitted as World has submitted a securities report pursuant to the provisions of the Financial Instruments and Exchange Act Article 24, paragraph 1 for each of these fiscal years.

(3)	Items related to the appropriateness of provisions for share acquisition rights associated with the Share Exchange

No relevant items.

(4)	Items related to financial statements, etc.

I.	Details of World’s financial statements, etc. associated with its most recent fiscal year

The details of World’s financial statements, etc. associated with its most recent fiscal year (the fiscal year ended February 28, 2025) are posted online both on the Company’s website (https://www.narumiya-net.co.jp/ (in Japanese)) and on the TSE’s website (https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show (in Japanese)) pursuant to laws and regulations and Article 18 of the Company’s Articles of Incorporation.

II.	Details of World’s extraordinary financial statements, etc. with an extraordinary settlement date on the day following the last day of its most recent fiscal year

No relevant items.

III.	Details of significant asset disposals, significant debt burdens, and other events occurring after the last day of the most recent fiscal year that impact the state of corporate finances

(i)	The Company

A	Disposal of treasury shares for the purpose of restricted stock remuneration

At the Board of Directors meeting held on November 19, 2024, the Company resolved to dispose of treasury shares for the purpose of restricted stock remuneration, and on March 14, 2025, the payment procedures were completed. A summary of the disposal in question is presented below.

(1) Payment date	March 14, 2025
(2) Class and number of shares for disposal	29,260 shares of the Company’s Shares
(3) Disposal price	1,301 yen per share
(4) Total amount of disposal price	38,067,260 yen
(5) Disposal recipients, their number, and the number of shares for disposal	503 of the Company’s employees, 29,260 shares

B	Dividends of surplus

Based on a resolution at the General Meeting of Shareholders held on May 23, 2025, the Company paid dividends of surplus of 53 yen per share of the Company’s Shares for total dividends of 520,338,524 yen with an effective date of May 26, 2025.

C	Conclusion of the Share Exchange Agreement

At the Board of Directors meeting held on July 3, 2025, the Company resolved to conduct the Share Exchange with World by which World would become the wholly owning parent company and the Company would become the wholly owned subsidiary, and concluded the Share Exchange Agreement on the same day. For details on the Share Exchange Agreement, please see 2. Above “Summary of the Contents of the Share Exchange Agreement.”

D	Elimination of the shareholder benefit program

At the Board of Directors meeting held on July 3, 2025, conditioned on the establishment of the Share Exchange, the Company resolved to abolish the shareholder benefit program as of the preferential sending of vested rights on February 28, 2025.

(ii)	World

A	Disposal of treasury shares for the purpose of restricted stock remuneration

At the Board of Directors meeting held on May 27, 2025, World resolved to dispose of treasury shares for the purpose of restricted stock remuneration (hereinafter, the “Disposal of Treasury Shares”) as follows, and on June 16, 2025, the disposal was completed.

(1) Payment date	June 16, 2025
(2) Class and number of shares for disposal	32,560 shares of World Shares (making up 0.09% of the total number of issued shares)
(3) Disposal price	2,512 yen per share
(4) Total amount of disposal price	81,790,720 yen
(5) Offering or disposal method	Method in which shares are allotted to those eligible for restricted stock
(6) Method of investment implementation	Through contribution of monetary remuneration claims in kind
(7) Disposal recipients, their number, and the number of shares for disposal	Three of World’s Directors (excluding Outside Directors and Directors who are Audit & Supervisory Committee members), 14,520 shares; 15 of World’s Group Executive Officers, 18,040 shares
(8) Other	Because the Disposal of Treasury Shares corresponds to a public offering of securities not requiring a notification for public offering or secondary distribution pursuant to Article 2-12, paragraph 1 of the Order for Enforcement of the Financial Instruments and Exchange Act, a securities notification has not been submitted.

B	Dividends of surplus

Based on a resolution at the General Meeting of Shareholders held on May 27, 2025, World paid dividends of surplus of 43 yen per World Share for total dividends of 1,465,025,351 yen with an effective date of May 28, 2025.

C	Conclusion of the Share Exchange Agreement

At the Board of Directors meeting held on July 3, 2025, World resolved to conduct the Share Exchange with the Company by which World would become the wholly owning parent company and the Company would become the wholly owned subsidiary, and concluded the Share Exchange Agreement on the same day. For details on the Share Exchange Agreement, please see 2. Above “Summary of the Contents of the Share Exchange Agreement.”